UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 11, 2012

SUNPEAKS VENTURES, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-54523 (Commission File Number)	27-0777112 (I.R.S. Employer Identification No.)

9337 Fraser Avenue Silver Spring, MD 20910 (Address of principal executive offices) (zip code)

(204) 898-8160 (Registrant’s telephone number, including area code)

_______________________________________________________ (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01

Entry into a Material Definitive Agreement.

Effective on October 11, 2012, we entered into a Senior Secured Revolving Credit Facility Agreement (the “Credit Agreement”) dated as of September 30, 2012 with TCA Global Credit Master Fund, LP,. a Cayman Islands limited partnership.  Pursuant to the Agreement, TCA agreed to loan up to $5 million to us for working capital purposes.  A total of $700,000 was funded by TCA in connection with the closing.  The amounts borrowed pursuant to the Credit Agreement are evidenced by a Revolving Promissory Note (the “Revolving Note”), the repayment of which is secured by a Security Agreement executed by us and our wholly-owned subsidiary, Healthcare Distribution Specialists, LLC.  Pursuant to the Security Agreements, the repayment of the Revolving Note is secured by a security interest in substantially all of our assets in favor of TCA.  The initial Revolving Note in the amount of $700,000 is due and payable along with interest thereon on April 11, 2013, and bears interest at the rate of 12% per annum, increasing to 18% per annum upon the occurrence of an event of default.

Additionally, upon the occurrence of an event of default under the Credit Agreement or the Revolving Note, TCA may convert all or any portion of the outstanding principal, accrued and unpaid interest, and any other sums due and payable under the Revolving Note into shares of our common stock at a conversion price equal to 85% of the lowest daily volume weighted average price of our common stock during the five (5) trading days immediately prior to such applicable conversion date, in each case subject to TCA not being able to beneficially own more than 4.99% of our outstanding common stock upon any conversion.

We have the right to prepay the Revolving Note, in whole or in part, provided, that we pay TCA an amount equal to the then outstanding amount of the Revolving Note plus 5% for repayments up until 180 days following the Closing and the then outstanding amount of the Revolving Note plus 2.5% for repayments subsequent to 180 days following the Closing.

We also agreed to pay TCA various fees during the term of the Credit Agreement, including a $1,500 asset monitoring fee (which increases as additional amounts are borrowed under the Credit Agreement) due each quarter that the Credit Agreement is outstanding, a commitment fee of 4% of the revolving loan commitment and 2% of any increase in the amount thereof, and a collection fee equal to 0.875% for receivables outstanding and received by the Company within 30 days of the invoice date therefor, 1.625% for receivables outstanding and received by us between 31-60 days of the invoice date therefor, and 2.25% for receivables outstanding and received by the Company between 61-90 days of the invoice date therefor. We also paid TCA due diligence and document review fees of $22,500 in connection with the closing.  In total, we paid $52,000 in fees, expenses and closing costs, paid off an existing lien, and netted $548,500 in connection with the execution of the Credit Agreement.

We also agreed to pay TCA a fee of $150,000, payable in the form of 3,048,781 shares of common stock (the “Commitment Shares”).

During the term of the Credit Agreement, we are prohibited from incurring any indebtedness (other than in connection with the Credit Agreement or as otherwise approved by TCA).  We are permitted to issue or distribute shares of common stock, partnership interests, or other securities without the consent of TCA, as long as a change of control in the company does not occur. ,

Section 3 – Securities and Trading Markets

Item 3.02

Unregistered Sales of Equity Securities.

On October 12, 2012, as a commitment fee in connection with the Credit Agreement, we issued 3,048,781 shares of our common stock, restricted in accordance with Rule 144.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, the investor was accredited, and there was no solicitation in connection with the offering.

Section 9 – Financial Statements and Exhibits

Item 9.01

Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Senior Secured Revolving Credit Facility Agreement dated as of September 30, 2012

10.2	Revolving Note in the Principal Amount of $700,000 dated September 30, 2012, effective as of October 11, 2012

10.3	Security Agreement with Sunpeaks Ventures, Inc. dated September 30, 2012

10.4	Security Agreement with Healthcare Distribution Specialists LLC dated September 30, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunpeaks Ventures, Inc.

Dated: October 16, 2012	/s/ Mackie Barch
By: Mackie Barch
Its: President and Chief Executive Officer